Exhibit 3.01

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ENVIRONMENTAL POWER CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Environmental Power Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

“FOURTH. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 152,000,000 shares, comprised of 150,000,000 shares of Common Stock with a par value of One Cent ($.01) per share (the “Common Stock”) and 2,000,000 shares of preferred stock with a par value of One Cent ($.01) per share (the “Preferred Stock”).

2. This Certificate of Amendment shall be effective as of 5:00 p.m. on October 1, 2004.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this 23rd day of September 2004.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Kamlesh Tejwani
Kamlesh Tejwani, President